                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW: This Enhanced Death Benefit Rider ("Rider") is an optional rider the Owner has selected. It provides a Death Benefit with a guarantee that increases if the Accumulated Value reaches certain values.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

DEFINITION(S): Current Breakthrough Value: On the issue date, it is equal to the Initial Payment. The Current Breakthrough Value increases each time the Accumulated Value grows to an amount equal to or greater than the Target Breakthrough Value. Immediately after such growth in the Accumulated Value, the Current Breakthrough Value will be equal to the Target Breakthrough Value immediately prior to such growth. This value is increased by subsequent Payments and proportionately reduced by subsequent withdrawals (see Payments and Withdrawals, below).

Target Breakthrough Value: It is equal to [110% or 115%] of the Current Breakthrough Value.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before his/her 90th birthday, the Death Benefit will be the greater of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive Market Value Adjustment ("MVA"), if applicable; or

     (b) the Current Breakthrough Value on the date of death, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and on or after his/her 90th birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable; or

     (b) the Current Breakthrough Value on the deceased's 90th birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

PAYMENTS AND WITHDRAWALS:

I.   When a Payment is made, on the Effective Valuation Date of the Payment:

     (a) the Current Breakthrough Value will increase by an amount equal to the Payment, and

     (b) the Target Breakthrough Value will increase to an amount equal to [110% or 115%] of the Current Breakthrough Value immediately after such Payment.

II. When a withdrawal is taken, on the Effective Valuation Date of the withdrawal:


FORM 3316-02NY                                                             NYLS5

     (a)  the Current Breakthrough Value will be proportionately reduced, and

     (b) the Target Breakthrough Value will decrease to an amount equal to [110% or 115%] of the Current Breakthrough Value immediately after such withdrawal.

PROPORTIONATE REDUCTION: Sections I(b) and II(b) of the "Benefit" provision and
Section II(a) of the "Payments and Withdrawals" provision are proportionately reduced by withdrawals. This proportionate reduction is calculated by multiplying the Section I(b) or II(b) value or the Current Breakthrough Value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            Amount of the withdrawal
                            ------------------------
                    Accumulated Value determined immediately
                             prior to the withdrawal

CHARGE FOR BENEFIT: While this Rider is in effect, the Company will assess a daily charge. For amounts allocated to the variable Sub-Accounts, this charge is equal to [.30% or .25%] on an annual basis of the daily value of the Sub-Account assets. The charge only applies during the Accumulation phase.

TERMINATION:  This Rider will terminate on the earliest of the following:

     (a)  the Annuity Date;

     (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

     (c)  surrender of the contract.




               Signed for the Company at Worcester, Massachusetts




             /s/ John F. O'Brien                  /s/ Charles F. Cronin
             -------------------                  ---------------------

                 President                            Secretary



FORM 3316-02NY                         2                                   NYLS5